UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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British American Tobacco p.l.c.

Proposed Acquisition of Reynolds American Inc

January 17, 2017

CORPORATE PARTICIPANTS

Nicandro Durante

Chief Executive

Ben Stevens

Finance Director

CONFERENCE CALL PARTICIPANTS

David Hayes Bank of America Merrill Lynch – Analyst

Adam Spielman Citi – Analyst

James Bushnell Exane BNP Paribas – Analyst

Chas Manso - Société Générale – Analyst

Simon Hales Barclays - Analyst

PRESENTATION

Nicandro Durante - British American Tobacco plc – Chief Executive

Thank you. Good morning everyone and welcome to the call. I’m Nicandro Durante, Chief Executive of British American Tobacco and with me this morning is Ben Stevens, Finance Director.

As always a warm welcome and thank you to all of you listening or watching via the webcast for joining us today at short notice. Following the presentation there will be an opportunity for those of you listening in to ask questions.

Before I start the presentation, I will take it as read that you all have seen and read the disclaimer on slides two and three.

As you have seen this early morning I am delighted to announce that we have reached an agreement with the Board of Reynolds American on the terms of a recommended offer for the remaining 57.8% of Reynolds American that BAT does not already own.

You’ll remember when we announced our initial proposal in October that the regulatory requirements of the US market prevented us from having any prior discussions with the Reynolds American Board. Since then we have had a long but very open and constructive dialogue with Reynolds. This enabled us to increase our offer and reach agreement on terms which are attractive to both BAT and Reynolds shareholders and meet our financial criteria for acquisitions.

The offer has been unanimously approved by the Transactions Committee and the Reynolds Board.

This transaction is both strategically and financially compelling; by combining these two companies we will be creating a stronger, truly global tobacco and Next Generation Products company.

The new Group will be a larger, broader and more geographically diversified business, with a unique footprint, combining continued exposure to high growth emerging markets, direct access to the attractive US markets and a broad presence in key developed markets.

We will be bringing together two strong portfolios of growing global brands and the Newport, Kent and Pall Mall brands under common ownership.

The new Group will also be the only truly global company in the fast-growing Next Generation Products category; with a unique opportunity to leverage scale and insights across the largest and fastest growing NGP markets and categories.

Financially, annualised cost savings of at least $400m are anticipated by the end of the third full year. These synergies will be achieved by leveraging the scale of the combined businesses, increased efficiencies and aligning Reynolds with BAT’s target operating model.

We expect the transaction to be earnings and dividend accretive in its first full year, we’ve targeted mid-single digit EPS accretion in year 3. It is anticipated to beat the Group’s WACC for the US by year 5.

Post transaction the Group maintains a strong financial portfolio, with enhanced cash generation and increased control of a significant proportion of the Group’s cash flow.

We intend to maintain our dividend policy of a minimum payout ratio of 65% post transaction. I will now hand over to Ben who will run through the details of the transaction.

Ben Stevens - British American Tobacco plc - Finance Director

Thank you Nicandro. Under the terms of the transaction Reynolds shareholders will receive $29.44 in cash and 0.526 BAT shares for each of their Reynolds shares.

Based on BAT’s closing share price and FX on the 16th of January 2017, the offer values each Reynolds share at $59.64. This represents a premium of 26% over the closing price of Reynolds share price on October 20th last year, the last day prior to the announcement of our proposal to acquire the outstanding shares in the company.

The purchase price implies a total current value of $49.4bn for the remaining 57.8% of Reynolds not owned by BAT, comprising of approximately $24.4bn in cash, and $25bn in BAT shares.

The cash component of the transaction will be financed by a combination of existing cash resources, new bank credit lines and the issuance of new bonds. BAT anticipates taking actions to treat legacy Reynolds and BAT debt pari-passu.

BAT is committed to maintaining a solid investment grade credit rating and intends to de-lever, moving from a full year pro forma 2017 net debt to EBITDA metric of around 4x post transaction, to a target metric of around 3x by the end of 2019 and further reducing after that.

The transaction is subject to obtaining approval from both BAT and Reynolds shareholders; this includes approval by a majority of the votes cast by the holders of Reynolds shares not owned by BAT. Other customary closing conditions apply, including certain regulatory approvals; however we do not anticipate any competition approval issues, given the lack of geographic overlap between the two businesses. As a result we would expect the transaction to close during the third quarter.

As is usual in transactions of this size there are a number of steps to go through before completion and for clarity we’ve set out the key elements in this slide. We would expect the SEC registration process that will provide Reynolds shareholders with a fully tradable ADR listed on the NYSE to take some four to five months.

Following this, and US and Japan anti-trust clearance, shareholder circulars will be distributed ahead of votes by both companies’ shareholders in late Q2 or Q3. So as Nicandro said earlier, subject to shareholder approval and customary closing conditions we anticipate that the transaction will close during the third quarter of this year.

For those of you listening who are less familiar with the company British American Tobacco has a proven strategy with a great track record of growth and returns. As this slide highlights on a constant currency basis we have always delivered on our commitment to high single figure earnings growth, despite a difficult trading environment in recent years.

This has been achieved while also continuing to invest substantial sums in the long term success of the business.

We’ve reflected this continued strong underlying performance with sustained growth in the dividend, despite the impact of FX on the business. It is this consistency of delivery that shareholders value.

This transaction will put BAT in an even stronger position to maintain this track record of delivery and returns, with a greater capacity to invest for future growth.

I’ll now hand back to Nicandro who will take you through the strategic merits of the transaction in more detail.

Nicandro Durante - British American Tobacco plc – Chief Executive

Thank you Ben. Our strategic review has identified the US market as a highly attractive investment opportunity, and we have had a presence in this market for a long time. The US is the largest tobacco profit pool globally outside China, a combination of affordable pack prices; relatively high consumer disposable incomes and a growing market for NGPs, all underpin the opportunity for long term growth in the profit pool.

Direct access to this market provides BAT with an exciting opportunity for long term growth.

The combined Group will have a unique geographic footprint and it will be the largest, most international tobacco company in the world.

We have always seen developed markets as the source of current profit growth, and emerging markets as the source of future profit growth; nothing has changed. As you can see from this slide to make the equivalent amount of net revenue we need to sell 13 packs of cigarettes in developing markets, compared to 10 packs at a Group level, in developed markets we only need to sell six packs, in the US we only have to sell two packs.

Emerging markets have always been a key driver of the long term growth of the business, whilst we make around half the revenue per pack in emerging markets, when compared to developed markets it’s growing at more than twice the rate. Post transaction 60% of the Group’s volume will continue to be in emerging markets. The US is a high value market, which is growing revenue per pack at a faster rate than developed markets; so post transaction as a higher proportion of Group volume will be in high growth markets.

We will also be combining two strong portfolios of growing global brands; BAT’s Global Drive Brand portfolio has gone from strength to strength over the years, growing from just 32% of Group volume in 2010 to over 48% today.

Reynolds is well positioned as the number two player in the US market, with three out of the two four selling cigarette brands and the benefits from the Lorillard acquisition are already evident. RAI operating companies have a 34% market share in the cigarette market with Newport the leading brand in menthol, Pall Mall the leading value brands and Natural American Spirit the fastest growing premium brand.

Both companies brands have great growth records. In the last five years alone our GDBs have added over 510 basis points of share globally. Given the size of the brands, this is a significant achievement. BAT has a successful track record of developing strong brands and growing market share through a consistent focus on product quality and innovation. We are confident we can build on Reynolds’ existing share growth momentum.

The combined business will be the only truly global company in the fast growing NGP category, we have a unique opportunity to leverage the scale and size across the largest and fastest growing NGP markets. Based on our estimated share of the global vapour market outside the US, BAT is already the largest international company in the category, having successfully launched a portfolio of products in the five largest vapour markets in Europe. This includes leadership positions in the United Kingdom and Poland.

In addition, in December 2016, Glo, our innovative tobacco heating product was launched in Japan and early results are very encouraging. At the end of the five weeks we now have a 3.3% share in a leading convenience chain in the test markets.

In addition, Reynolds’ VUSE is one of the leading vapour brands sold in retail in the US, the world’s largest vapour market. And we are excited about the opportunities for REVO. BAT will benefit from the combination of the two companies’ R&D and NGPs organisations and allowing NGP capabilities to be shared more broadly. Direct access to the US vapour markets permits further leverage of our world class pipeline of NGPs.

So in summary I am very excited to be able to announce the next step in our journey and BAT’s establishment as the world’s only truly global tobacco and Next Generation Products business. This is a strategical and financially compelling transaction that is attractive to both BAT and Reynolds shareholders. This transaction will further strengthen our ability to deliver sustainable, superior shareholders’ return for the long term.

Thank you, we will now open the meeting for the Q&A.

QUESTION AND ANSWER

Telephone Operator

Thank you. Ladies and gentlemen if you do wish to ask an audio question please press 01 on your telephone keypad. If you would like to cancel your question you may do so by pressing 02 to cancel.    There will be a brief pause while questions are being registered.

Our first question comes from the line of David Hayes from Merrill Lynch. Please go ahead your line is open.

David Hayes – Bank of America Merrill Lynch – Analyst

Good morning, congratulations all for getting to this point after a few months. I’m going to limit myself to three questions if that’s okay.

So just firstly on cost savings, you talk in the release about at least $400m, which obviously was mentioned in the original offer. I just wonder whether you can be more specific about what sort of scope that may mean in terms of at least? And I guess related to that whether you were given access to extra due diligence access to Reynolds over the last few months and whether there’s therefore more detail behind that number, or whether that’s something that you would look to do now moving forward?

Secondly, I just wonder if you can give us the cost of capital that you are assuming for the deal in reference to the five year ROIC crossing?

And then finally just on FDA approvals for NGP, or especially I guess Glo and heat not burn, I just wonder whether this deal closure will change the timing of your plans for FDA approval - seeking FDA approvals for Glo? Thanks very much.

Ben Stevens - British American Tobacco plc - Finance Director

Hi David, it’s Ben here, good morning to you. On the cost savings you know when we first approached Reynolds obviously we weren’t able to have any pre-discussions with them at all. So what’s happened over the last three months is we’ve got a lot, lot more certainty on those cost savings.

Now obviously as that cost savings number goes into the prospectus we have to get it signed off by our auditors, so they’re quite happy on signing off on $400m. But obviously we hope that as we get closer to Reynolds we will find more cost savings than that. But certainly as we sit here today we have a lot more clarity on where those savings are going to come from than we had when we made the original offer.

On the cost of capital I’m afraid the lawyers would have a fit if I quoted the cost of capital to you because that would again constitute a profit forecast. So I’m afraid you’ll just have to take it from us that it does meet our weighted average cost of capital for the US, which is only marginally below our Group weighted average cost of capital.

Nicandro Durante - British American Tobacco plc – Chief Executive

Regarding the FDA approval David, we are going through all the documentation that is needed to go ahead, such as clinical trials and everything else. Of course to have a deal like that will help us to be a little bit faster in terms of using Reynolds expertise and Reynolds management to help us to drive this forward. And I don’t need to mention that currently we don’t have a technology sharing deal with Reynolds on tobacco heading products, in these kinds of products, and having access to their technology and having them to have access to ours, you speed up the launch of our products in that market. So I think that we see this deal as very beneficial to our tobacco heating products category.

David Hayes – Bank of America Merrill Lynch – Analyst

Thanks very much gentlemen, thank you.

Telephone Operator

Thank you. Our next question comes from the line of Adam Spielman from Citi. Please go ahead your line is open.

Adam Spielman – Citi – Analyst

Hello, can I ask two questions. The first one is about the possibility of an increase - sorry of a decrease in the US tax rate. Now as you know Reynolds has a tax rate around 35, 36, 37%, we’re having a new President today who says he’s going to decrease the US corporate tax rate very significantly. If that does come through is there any chance that the terms could be revised? Is there any chance that if all consumer staple stocks sort of jump on the fact they have a lower tax rate - what would happen? And I suppose how has that sort of possibility affected your discussions? So that’s the first question.

The second question is I was wondering if you could give us a little bit more detail on precisely where the synergies have come from, or are coming from? I know you mentioned that you want to use TAO for Reynolds, if you could just give us a little bit more colour on that, that would be very helpful? Thank you.

Nicandro Durante - British American Tobacco plc – Chief Executive

Okay, your first question of course we are aware of the speculation. But it’s impossible now to know what the impact of this proposal will have, if any. To this point the discussion on tax reform in the US has been limited to generalities. And what we know so far doesn’t give any confidence that there will be indeed a change on tax rate. So this was not part of that deal.

But it’s not only about the headline of tax, there are other potential changes that may come through, such as the treatment of interest, potential broader tax implications, so there are so many things in discussion now, so it’s impossible for a deal like that to consider the potential impact of those changes. So we close the deal on the assumptions of the fundamentals of both companies and growth prospects of both companies. And fundamentally from my point of view at this point in time this is the right deal, at the right price, at the right time for both sets of shareholders. So that’s your first question.

Regarding the second one, I can go ahead with that, Ben has something to complement later, but basically there are three areas in which we are looking for synergies, the first one is procurement, it’s to leverage BAT procurement capabilities and scale globally. The second one is product development and everything that encompasses product development, including R&D and everything else. And the third one is some head office roles that need to be relooked at. So those are there and it’s that that we’ll be looking at.

Adam Spielman – Citi - Analyst

Can you sort of give any indication about the split, about sort of whether the scale of procurement is, I don’t know, 50% of the synergies or any indication along those lines about the risk and importance of those three buckets?

Nicandro Durante - British American Tobacco plc – Chief Executive

The majority of the synergies will be coming from procurement primarily.

Adam Spielman – Citi – Analyst

Thank you. And just a sneaky another question, you said also that you - one of the reasons for doing this is you’re reuniting brands like Kent. Can you still talk about any sort of - in concrete terms what advantage that will give you for the brands you’ve reunited?

Nicandro Durante - British American Tobacco plc – Chief Executive

Well when you reunite brands for example like Pall Mall that has a very good footprint in the United States and a good footprint around the world the benefits are clear, it’s global management of the brand, agency costs and everything that surrounds the brand, product development and everything else. For brands like Kent or Newport in which you have global ownership you’ll be looking at opportunities to leverage this ownership globally, that’s very clear. We don’t have plans now and it’s not in the savings or revenue synergies for example about launching a brand but you see a possibility of leveraging our capabilities behind brands, and expertise that you had behind the brands for eventual use in the United States.

Adam Spielman – Citi - Analyst

Thank you.

Telephone Operator

Thank you. Our next question comes from the line of James Bushnell from Exane. Please go ahead your line is open.

James Bushnell - Exane BNP Paribas – Analyst

Hi thanks, good morning. Most of my questions have been asked but just one final one on the synergies please which is given that you’re saying procurement is the main area should we assume those are relatively quick to realise and just any other comments around the timeline of synergy realisation is my first question.

And my second one is just about your cost of finance. Has your assumption on cost of debts related to this deal changed at all since the original offer given the movements in global fixed income markets? Thank you.

Ben Stevens - British American Tobacco plc - Finance Director

Yeah look the procurement synergies will depend on when existing contracts come up for renewal. So we’re estimating it takes about three years to get the full synergy benefits going through into the P&L of the combined business.

On debt cost, yeah debt costs have gone up a little bit since we first approached Reynolds. We’ve taken that into account in the forecasts that we’ve made. I can’t give you a figure because again that would constitute a bit of a profit forecast but you can look at the US yield curve and make your own judgement about what the financing cost for the deal is.

James Bushnell – Exane BNP Paribas – Analyst

Okay. Thank you very much.

Telephone Operator

Ladies and gentlemen as a reminder if you do wish to ask a question please press 01 on your telephone keypad. And if you would like to cancel your question you may do so by pressing 02 to cancel. There will be further pause whilst questions are being registered.

Our next question comes from the line of Chas Manso from Société Générale. Please go ahead your line is open.

Chas Manso– Société Générale - Analyst

Yes hi good morning. My question is on Next Gen, could you sort of take us through the two sort of Next Gen portfolios, the complementarity or the duplication of those portfolios, how you expect to leverage those two? Do you expect R&D synergies from this combination in Next Gen? Thank you.

Nicandro Durante – British American Tobacco plc – Chief Executive

Chas, Nicandro speaking. In reality Reynolds has a very good portfolio in terms of NGPs. They have VUSE that has a leading position in the US. At the same time BAT has Vype that has a leading position in Europe. So in this area of course you look at what they have in their portfolio, what we have in our portfolio, they have their development programmes, we have our development programmes but probably have some IPs that are interested for BAT, in the interests of BAT and the opposite, we have some IPs that are very interested. So you create a better portfolio than both companies have despite the fact that both the companies are the most successful companies in the vaping market in the world, as I said outside the US. You have a leading position in the US, they have a leading position. So you create an even stronger portfolio and you leverage that. So it’s more about in this area how can you create better products to satisfy consumer needs.

In the case of talking about leading products we just launched Glo in Japan, middle of December. The early results have been encouraging. In five weeks has been above, much above, our expectation. The biggest convenience chain, that’s where we launched the product in Sendai, we have in five weeks 3.3% market share. So it shows the strength of the offer and the feedback that we are getting, it is really fantastic. So we think that we can use our expertise with this product because you are ramping up production and potentially for the United States. They have Revo, you need to understand this technology a little bit better, we did not have any technology sharing in tobacco heating products in the past so there is some work to be done but I think that bringing both portfolios together and the expertise of both R&Ds you create a much stronger NGP capability for the group.

Telephone Operator

Thank you. Our next question comes from the line of Simon Hales from Barclays. Please go ahead, your line is open.

Simon Hales - Barclays – Analyst

Thank you, morning gentlemen. Just a couple of questions please from me. I know it’s early days but have you thought about how you’re actually going to sort of manage this business from - and report this business within the Group? Will it be part of the Americas, will it be a separate unit?

And maybe following on from that in terms of succession planning from a managerial standpoint, is there an agreement that some of the high level execs at Reynolds are going to remain with the Group going forward

Nicandro Durante – British American Tobacco plc – Chief Executive

Okay the first question how are we going to manage the Group, it’s too early to say anything about that so - but at completion, that should take another around six months, we’ll be ready to make an announcement about that. So it’s too early to discuss that.

Regarding the executive team, they have done a good job in Reynolds; they have been delivering very good results, outstanding results for shareholders, so our expectation is that the current management team will stay in the company.

Simon Hales - Barclays – Analyst

Can I just follow up and just briefly go back to the cost saving delivery and the phasing of those savings? I heard your comments, Ben, in terms of it depends when - from a procurement standpoint those contracts come up for renewal. Are we best therefore to assume those synergies will be roughly a third, a third, a third over the next three years?

Ben Stevens - British American Tobacco plc - Finance Director

Well they’re going to feed in over the next three years so I think you’ll have to make your own assumptions about how they come in, but we’ll be delivering full synergies by the full - the third full year after acquisition. Obviously the procurement savings as I said depend on when existing contracts come out for renewal. Other things will take a bit of time to plan, you know if we’re going to bring together the best of both product development departments, that’s going to take a bit of time to plan and organise. So they’ll come through but I wouldn’t necessarily say a third, a third, a third because the first six months will largely be planning to get those synergies out.

Simon Hales – Barclays – Analyst

Okay thanks gentlemen.

Telephone Operator

Thank you. Our next question comes from Adam Spielman from Citi. Please go ahead, your line is open.

Adam Spielman – Citi - Analyst

Hello, thank you for allowing me a follow up question. When you were planning this deal and thinking about it how much of the importance of the deal was to do with the conventional portfolio and the attraction to the US market and Reynolds’ position within it? And how much of it was to do with the NGP story? In other words, you know I read a lot of speculation that this is primarily driven by NGPs but I just wanted to sort of understand is the benefits, as far as you’re concerned the bulk of them really economically to do with conventional or is it the bulk to do with NGPs? Or if you can just comment on that it would be very helpful.

Nicandro Durante - British American Tobacco plc - Chief Executive

Thank you Adam for the question. So help me to clarify. So the reality is that the deal makes sense for both companies in all aspects, it’s nothing to do with NGP or combustible by itself. It’s great because in the combustible area they are performing quite well, very good growth prospects in the United States; we have BAT global expertise in managing combustible. If you bring all those things together you will have access to US markets, we think that is going to be a win-win for both sets of shareholders.

In the NGP space as well we think that can add a lot of value and also Reynolds has some IPs and some expertise in this area that’s going to be very useful for BAT outside the United States. So it’s a deal that’s a good deal because of all the categories, because of all the markets and because of everything. The deal has not been made because of one specific area or one specific area of weaknesses in one of the two Groups, we just think that they are two strong companies and getting together in all the categories will be even stronger.

Adam Spielman – Citi - Analyst

Okay thank you.

Telephone Operator

Thank you. Our next question comes from the line of David Hayes from Merrill Lynch. Please go ahead your line is open.

David Hayes – Bank of America Merrill Lynch - Analyst

Another follow up so thank you again. So just three other quick things from me. Firstly, in terms of Newport global aspiration can you just talk about whether that’s part of the plan in terms of revenue synergies, whether there’s been any specific opportunities from a Newport brand perspective going international that you see?

Secondly without being too detailed and pedantic I guess just in terms of the 50 to 100 basis points of margin improvement you referenced in the release, can we kind of think of that as still the underlying so pre-Reynolds delivery and then we start thinking about the Reynolds synergies and delivery on top of that effectively?

And then my last one which is probably a bit lazy because I could probably check this but just as you’re on, just checking with you what the criteria is in terms of voting or what percentage need to approve of the 58% of shareholders that will vote on this deal? Thanks very much.

Nicandro Durante - British American Tobacco plc - Chief Executive

Okay David let me answer the first question. The first question is about how we are going to leverage the portfolio of both companies. We will have a look at that. In terms of the deal, as expected we don’t have any revenue synergies in which you considered the expansion of Newport outside the United States for example or Kent in the United States, but that’s something that you have a close look. We own the Newport in several parts of the world, in most of the world, so you look at market by market if there is an opportunity there to leverage the expertise of the brand. The same thing happens in the United States. So we don’t have firm plans for that yet but we’ll be working very hard on that.

Ben Stevens – British American Tobacco plc - Finance Director

Yeah David on the margin improvement I mean obviously the aspiration of the Group is to continue to grow operating margin 50 to 100 basis points. That’s always been a long term target. It’s not a prediction for any individual year. And I think this deal will give us a lot of runway to continue to deliver that pretty challenging increase in operating margin going forward. So it may be a little lumpy as the synergy benefits come in but the commitment of the Group, the enlarged Group, is to continue to deliver 50 to 100 basis points of margin growth on average over the course of the years.

On the voting, the voting is a majority so it’s a 50% approval of the votes cast by holders of Reynolds shares not including BAT.

David Hayes – Bank of America Merrill Lynch - Analyst

That’s great, thanks very much.

Telephone Operator

Thank you. As there appear to be no further questions I will return the conference to the speakers.

Nicandro Durante - British American Tobacco plc - Chief Executive

Okay, thank you very much for joining us in this conference call. More than happy to have further questions to Mike after this meeting. Thank you very much.

—Conference call ends—

Forward looking statements

Certain statements in this communication regarding the proposed merger of Reynolds and BAT (the “Proposed Transaction”), the expected timetable for completing the Proposed Transaction, the benefits and synergies of the Proposed Transaction, future opportunities for the combined company and any other statements regarding BAT’s, Reynolds’s or the combined company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 21E of the United States Securities Exchange Act of 1934. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual future financial condition, performance and results to differ materially from the plans, goals, expectations and results expressed in the forward-looking statements and other financial and/or statistical data within this communication. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: whether the conditions to the Proposed Transaction will be satisfied and the Proposed Transaction will be completed on the anticipated timeframe, or at all; the failure to realize contemplated synergies and other benefits from the Proposed Transaction; the incurrence of significant costs and the availability and cost of financing in connection with the

Proposed Transaction; the effect of the announcement of the Proposed Transaction, and related uncertainties as to whether the Proposed Transaction will be completed, on BAT’s, Reynolds’s or the combined company’s ability to retain customers, retain and hire key personnel and maintain relationships with suppliers and on their operating results and businesses generally; the ability to maintain credit ratings; changes in the tobacco industry and stock market trading conditions; changes or differences in domestic or international economic or political conditions; changes in tax laws and rates; the impact of adverse legislation and regulation; the ability to develop, produce or market new alternative products profitably; the ability to effectively implement strategic initiatives and actions taken to increase sales growth; the ability to enhance cash generation and pay dividends; adverse litigation and dispute outcomes; and changes in the market position, businesses, financial condition, results of operations or prospects of BAT, Reynolds or the combined company.

Additional information concerning these and other factors can be found in Reynolds’s filings with the U.S. Securities and Exchange Commission (“SEC”), including Reynolds’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and BAT’s Annual Reports, which may be obtained free of charge from BAT’s website www.BAT.com. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof and BAT undertakes no obligation to update or revise publicly any forward-looking statements or other data or statements contained within this communication, whether as a result of new information, future events or otherwise.

No statement in this communication is intended to be a profit forecast and no statement in this communication should be interpreted to mean that earnings per share of BAT or Reynolds for the current or future financial years would necessarily match or exceed the historical published earnings per share of BAT or Reynolds, respectively.

Additional information and where to find it

This communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC in connection with the Proposed Transaction. Any solicitation will only be made through materials filed with the SEC. Nonetheless, this communication may be deemed to be solicitation material in respect of the Proposed Transaction by BAT.

BAT intends to file relevant materials with the SEC, including a registration statement on Form F-4 that will include a proxy statement of Reynolds that also constitutes a prospectus of BAT. Investors and security holders are urged to read all relevant documents filed with the SEC (if and when they become available), including the proxy statement/prospectus, because they will contain important information about the Proposed Transaction. Investors and security holders will be able to obtain the documents (if and when available) free of charge at the SEC’s website, http://www.sec.gov, or for free from BAT at batir@bat.com or +44 (0) 20 7845 1000. Such documents are not currently available.

Participants in solicitation

This communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC in connection with the Proposed Transaction. Nonetheless, BAT, and its affiliates and each of their directors and executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the holders of Reynolds common stock with respect to the Proposed Transaction. Information about such parties and a description of their interests are set forth in BAT’s 2015 Annual Report, which may be obtained free of charge from BAT’s website www.BAT.com and the proxy statement for Reynolds’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on March 23, 2016. To the extent holdings of Reynolds securities by such parties have changed since the amounts contained in the proxy statement for Reynolds’s 2016 Annual Meeting of Stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interest of such parties will also be included in the materials that BAT intends to file with the SEC in connection with the Proposed Transaction. These documents (if and when available) may be obtained free of charge from the SEC’s website http://www.sec.gov, or from BAT using the contact information above.

Non-solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

This communication should not be construed as, investment advice and is not intended to form the basis of any investment decision, nor does it form the basis of any contract for acquisition or investment in any member of the BAT group, financial promotion or any offer, invitation or recommendation in relation to any acquisition of, or investment in, any member of the BAT group.

Cautionary Statement Regarding Forward-Looking Statements

Statements included in this communication that are not historical in nature, including financial estimates and statements as to regulatory approvals and the expected timing, completion and effects of the proposed transaction, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this communication and in documents incorporated by reference, forward-looking statements include, without limitation, statements regarding the benefits of the proposed transaction, including future financial and operating results, financial forecasts or projections, the combined company’s plans, expectations, beliefs, intentions and future strategies, and other statements that are not historical facts, and other statements that are signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “predict,” “possible,” “potential,” “could,” “should” and similar expressions. These statements regarding future events or the future performance or results of Reynolds American Inc. (“RAI”) and its subsidiaries or the combined company inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements.

Among the risks, contingencies and uncertainties that could cause actual results to differ from those described in the forward-looking statements or could result in the failure of the proposed transaction to be consummated, or if consummated, could have an adverse effect on the results of operations, cash flows and financial position of RAI or the combined company, respectively, are the following: the failure to obtain necessary shareholder approvals for the proposed transaction; the failure to obtain necessary regulatory or other approvals for the proposed transaction, or if obtained, the possibility of being subjected to conditions that could reduce the expected synergies and other benefits of the proposed transaction, result in a material delay in, or the abandonment of, the proposed transaction or otherwise have an adverse effect on RAI or the combined company; the failure to satisfy required closing conditions or complete the proposed transaction in a timely manner or at all; the effect of restrictions placed on RAI’s and its subsidiaries’ business activities and the limitations put on RAI’s ability to pursue alternatives to the proposed transaction pursuant to the merger agreement; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the failure to realize projected synergies and other benefits from the proposed transaction; failure to promptly and effectively integrate RAI into British American Tobacco p.l.c. (“BAT”); the uncertainty of the value of the proposed transaction consideration that RAI shareholders will receive in the proposed transaction due to a fixed exchange ratio and a potential fluctuation in the market price of BAT common stock; the difference in rights provided to RAI shareholders under North Carolina law, the RAI articles of incorporation and the RAI bylaws, as compared to the rights RAI shareholders will obtain as BAT shareholders under the laws of England and Wales and BAT’s governing documents; the possibility of RAI’s and BAT’s directors and officers having interests in the proposed transaction that are different from, or in addition to, the interests of RAI shareholders generally; the effect of the announcement of the proposed transaction on the ability to retain and hire key personnel, maintain business relationships, and on operating results and businesses generally; the incurrence of significant pre- and post-transaction related costs in connection with the proposed transaction; evolving legal, regulatory and tax regimes; and the occurrence of any event giving rise to the right of a party to terminate the merger agreement. Discussions of additional risks, contingencies and uncertainties are contained in RAI’s filings with the U.S. Securities and Exchange Commission (the “SEC”).

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Except as provided by federal securities laws, RAI is not under any obligation to, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Additional Information

This communication may be deemed to be solicitation material in respect of the proposed transaction involving RAI and BAT. In connection with the proposed transaction, BAT will file with the SEC a registration statement on Form F-4 that will include the proxy statement of RAI that also constitutes a prospectus of BAT. RAI plans to mail the definitive proxy statement/prospectus to its shareholders in connection with the proposed transaction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR

ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BAT, RAI, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and shareholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by RAI and BAT through the SEC’s web site at http://www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by RAI, when available, by contacting RAI Investor Relations at raiinvestorrelations@reynoldsamerican.com or by calling (336) 741-5165 or at RAI’s website at www.reynoldsamerican.com, and will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by BAT, when available, by contacting BAT Investor Relations at batir@bat.com or by calling +44 (0) 20 7845 1000 or at BAT’S website at www.bat.com.

RAI, BAT and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from RAI shareholders in respect of the proposed transaction that will be described in the proxy statement/prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from RAI shareholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus when it is filed with the SEC. You may also obtain the documents that RAI files electronically from the SEC’s web site at http://www.sec.gov. Information regarding RAI’s directors and executive officers is contained in RAI’s Annual Report on Form 10-K for the year ended December 31, 2015 and its Proxy Statement on Schedule 14A, dated March 23, 2016, as supplemented, which are filed with the SEC. Information regarding BAT’s directors and executive officers is contained in BAT’s Annual Reports, which may be obtained free of charge from BAT’s website at www.bat.com.

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities in any jurisdiction pursuant to the acquisition, the merger or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.